Consent of Independent Auditors




We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 8, 2001 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life of New York Account 8 - Flexible Premium Variable Life Subaccounts (comprised of subaccounts YEQ, YGS, YIN, YIT, YMA, YMM, YND, YSA, YGI, YGC, YGT, YIG, YIO and
YNO), included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-44644) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policies (VUL III) to be offered by IDS Life Insurance Company of New York.






/s/  Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001